c.

    As filed with the Securities and Exchange Commission on November 16, 1999
                                                    Registration No. 333-90137
                                                                         -----


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   -----------

      Pre-Effective Amendment No. 1 to Registration Statment No. 333-90137, Post-Effective Amendment No. 4 to Registration Statement No. 333-33883, and
     Post-Effective Amendment No. 2 to Registration Statement No. 333-64943

                                    FORM S-3/A

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                          CUBIST PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                          22-3192085
  (State or other jurisdiction of            (I.R.S. Employer
   incorporation or organization)           identification No.)

                                 24 Emily Street
                               Cambridge, MA 02139
                                 (617) 576-1999
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   -----------

                            Scott M. Rocklage, Ph.D.
                      President and Chief Executive Officer
                          CUBIST PHARMACEUTICALS, INC.
                                 24 Emily Street
                               Cambridge, MA 02139
                                 (617) 576-1999
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   -----------

                                 with copies to:
                            Justin P. Morreale, Esq.
                               Julio E. Vega, Esq.
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8000
                                   -----------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective
   --------------------------------------------------------------------------

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                              CALCULATION OF REGISTRATION FEE
         ----------------------------- ------------------ ------------------- --------------------- --------------------
                                                          Proposed Maximum    Proposed Maximum
         Title of Securities           Amount to          Offering Price      Aggregate             Amount of
         to be Registered              be Registered(1)   Per Share(2)        Offering Price(2)     Registration Fee(3)
         ----------------------------- ------------------ ------------------- --------------------- --------------------
         Common stock
         Par Value $.001 per share     2,503,333          $8.34               $20,887,810.52        $0
         ----------------------------- ------------------ ------------------- --------------------- --------------------



         (1) Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the prospectus included in this Registration Statement is a combined prospectus that relates also to the Registration Statement on Form S-1 (File No.333-33883) previously filed by the Registrant on August 18, 1997, amended on Form S-3 (File No.333-33883) filed on January 9, 1998, which registers 1,265,307 shares of common stock, and to the Registration Statement on Form S-3 (File No. 333-64943) filed on September 30, 1998, which registers 9,098,343 shares of common stock. A filing fee in the amount of $8,618.53 was previously paid with respect to such shares.

         (2) Estimated solely to determine the registration fee. Calculated in accordance with Rule 457(c), based on the offering of up to 2,503,333 shares at a purchase price of $8.34 per share, which is the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on October 29, 1999. It is not known how many shares will be purchased under this Registration Statement or at what price such shares will be purchased.

         (3) A registration fee in the amount of $5,806.81 was paid upon the initial filing of this Registration Statement.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                           TABLE OF CONTENTS

Where You Can Get More Information..................................... 2
Certain Information We Are Incorporating by Reference.................. 2
Forward Looking Statements............................................. 3
Risk Factors........................................................... 3
Cubist Pharmaceuticals, Inc. ..........................................12
Recent Developments....................................................12
Use of Proceeds........................................................12
Selling Stockholders...................................................12
Plan of Distribution...................................................19
Legal Matters..........................................................20
Experts................................................................20

                                   PROSPECTUS

                               10,809,702 SHARES

                          CUBIST PHARMACEUTICALS, INC.

                                  COMMON STOCK



         Selling stockholders identified in this prospectus may sell up to 10,809,702 shares of common stock of Cubist Pharmaceuticals, Inc. Cubist will not receive any of the proceeds from the sale of shares by the selling stockholders. Cubist's common stock is listed on the Nasdaq National Market under the symbol "CBST". On November 15, 1999, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $9.00 per share.

        INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE
                      "RISK FACTORS," BEGINNING ON PAGE 3.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."


                   The date of this prospectus is November 16, 1999.

                       WHERE YOU CAN GET MORE INFORMATION

         Cubist is subject to the reporting requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's Web site at http://www.sec.gov. Cubist's common stock is listed on the Nasdaq National Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Cubist has filed a Registration Statement on Form S-3 under the Securities Act of 1933 with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement on Form S-3, as permitted by the SEC. Refer to the Registration Statement on Form S-3, including the exhibits, for further information about Cubist and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above.

         Upon request, Cubist will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any information that was incorporated by reference in the prospectus (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the prospectus). Cubist will also provide upon request, without charge to each person to whom a copy of this prospectus has been delivered, a copy of all documents filed from time to time by Cubist with the SEC pursuant to the Exchange Act of 1934. Requests for copies should be directed to Thomas A. Shea, Vice President and Chief Financial Officer, Cubist Pharmaceuticals, Inc. 24 Emily Street, Cambridge, MA 02139. Telephone requests may be directed to Mr. Shea at (617) 576-4155.


              CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         --   Annual Report on Form 10-K for the fiscal year ended December 31,
              1998

         -- Quarterly Reports on Form 10-Q filed on November 12, 1999, August 12, 1999 and May 13, 1999

         --   Registration Statement on Form 8-A filed on August 2, 1999

         -- Current Reports on Form 8-K filed on October 18, 1999, July 30, 1999 and June 29, 1999

         --   The Definitive Proxy Statement filed on April 13, 1999

         -- The description of the common stock contained in Cubist's Registration Statement filed with the SEC under Section 12(g) of the Securities Exchange Act including any amendment or report filed for the purpose of updating such description.

         You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                                    Cubist Pharmaceuticals, Inc.
                                    24 Emily Street
                                    Cambridge, MA 02139
                                    Attn: Thomas A. Shea
                                    (617) 576-1999
                                    e-mail: tshea@cubist.com

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including statements regarding Cubist's drug development programs, clinical trials, receipt of regulatory approval, capital needs, collaborative agreements, intellectual property, expectations and intentions. Forward-looking statements may be identified or qualified by words such as "likely", "will", "suggests", "may", "would", "could", "should", "expects", "anticipates", "estimates", "plans", "projects", "believes", or similar expressions and variants of those words or expressions.

         Forward-looking statements necessarily involve risks and uncertainties, and Cubist's actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. Cubist cautions readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                  RISK FACTORS

         INVESTING IN CUBIST'S COMMON STOCK IS RISKY. YOU SHOULD BE ABLE TO BEAR A COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

OUR DRUG CANDIDATES MAY NOT PROVE TO BE
SAFE AND EFFECTIVE IN HUMAN CLINICAL TRIALS.

         We are currently testing daptomycin in human clinical trials. Clinical trials of drug candidates involve the testing of potential therapeutic agents in humans to determine whether the drug candidates are safe and effective and, if so, to what degree. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Drugs in later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial human testing. The clinical trials of any of our drug candidates may not be successful which may prevent us from commercializing the drug, substantially impairing our business, financial condition and results of operations.

WE ARE IN VARIOUS STAGES OF PRODUCT DEVELOPMENT AND
THERE CAN BE NO ASSURANCE OF SUCCESSFUL COMMERCIALIZATION.

         Many of Cubist's research and development programs are at an early stage of development. The FDA (the United States Food and Drug Administration) has not approved any of our product candidates. To date, we have not, independently or with our collaborative partners, optimized any lead drug candidates. Any drug candidates developed by Cubist will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercial sale. Only daptomycin has advanced to any phase of pre-clinical testing or clinical trials. We cannot be sure our approach to drug discovery, acting independently or with our collaborative partners, will be effective or will result in the development of any drug. We cannot expect that any drugs that do result from our research and development efforts will be commercially available for many years.

         We have limited experience in conducting pre-clinical testing and clinical trials. Even if we receive initially positive pre-clinical results, such results do not mean that similar results will be obtained in the later stages of drug development, such as additional pre-clinical testing or human clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will or can

                  -   be safe, non-toxic and effective

                  -   otherwise meet applicable regulatory standards

                  -   receive the necessary regulatory approvals

                  -   develop into commercially viable drugs

                  - be manufactured or produced economically and on a large scale

                  -   be successfully marketed

                  -   be reimbursed by government or private consumers

                  -   achieve customer acceptance.

         In addition, third parties may preclude us from marketing our drugs through enforcement of their proprietary rights. Or, third parties may succeed in marketing equivalent or superior drug products. Our failure to develop safe, commercially viable drugs would have a material adverse effect on our business, financial condition and results of operations.

THERE IS UNCERTAINTY OF SUCCESS DUE TO THE USE
OF OUR UNPROVEN DRUG DISCOVERY TECHNOLOGY.

         Cubist's drug discovery approach faces technical issues which have not been resolved. Our drug discovery approach requires the development of multiple novel technologies to create a successful drug candidate. While we have demonstrated that certain compounds have the ability to inhibit the activity of certain molecular targets, we have not proven that this activity can be utilized clinically as a therapeutic drug. Furthermore, we cannot be assured that any preliminary potential demonstrated in primary screening will continue to be encouraging in further screening or drug discovery studies. Cubist has not tested any drug candidates developed from its drug discovery program in humans, and there can be no assurance that there will be clinical benefits associated with any drug candidates it does develop. Furthermore, there can be no assurance that we will be successful in addressing the technological challenges of others that may arise in the course of development. Our failure to anticipate or respond adequately to any technological developments will have a material adverse effect on our business, operating results and financial condition. There can be no assurance that Cubist will be able to employ its drug discovery approach successfully.

WE DEPEND ON OUR COLLABORATIVE PARTNERS.

         A key element of Cubist's strategy is to enhance certain of its drug discovery and development programs and to fund its capital requirements, in part, by entering into collaborative agreements with major pharmaceutical companies. We currently have collaborative agreements with Bristol-Myers Squibb and Merck. Under these collaborative agreements, each of Bristol-Myers Squibb and Merck is responsible for, among other things

                  - providing libraries of compounds for screening against certain Cubist's aminoacyl-tRNA synthetase targets

                  - selecting, in collaboration with Cubist, compounds determined to be leads in the screening for subsequent development,

                  - conducting pre-clinical testing and clinical trials and obtaining required regulatory approvals of drug candidates, and

                  -   manufacturing and commercializing resulting drugs.

         We also have a collabortive agreement with Novartis Pharma AG with respect to our VITA-Registered Trademark- drug discovery technology. Under the Novartis collaborative agreement, Novartis is responsible for, among other things

                  -   screening against certain Cubist targets

                  - selecting compounds determined to be leads in the screening for subsequent development,

                  - conducting pre-clinical testing and clinical trials and obtaining required regulatory approvals of drug candidates, and

                  -   manufacturing and commercializing resulting drugs.

         As a result, our receipt of revenues (whether in the form of continued research funding, drug development milestone payments or royalty payments on sales of drugs) from these collaborative agreements is dependent upon the decisions made by the drug discovery, drug development, manufacturing and marketing resources of our collaborative partners. Therefore, the amount and timing of resources dedicated by our collaborative partners to their respective collaborations with Cubist is not under our control.

         Moreover, certain drug candidates discovered by Cubist may be viewed by our collaborative partners as competitive with their drugs or drug candidates. Accordingly, our collaborative partners may not elect to proceed with the development of drug candidates which we believe to be promising. In addition, our collaborative partners may pursue their existing or alternative technologies in preference to Cubist's drug candidates. We advise you that

                  - the interests and goals of our collaborative partners might not always coincide with ours

                  - some of our collaborative partners might develop independently (or with others) drugs that could compete with ours, or

                  - disagreements over rights or technology or other proprietary might occur leading to delays in research or in the development and commercialization of certain product candidates (such disputes could also require or result in litigation or arbitration, which is time-consuming and expensive).

         If any of our collaborative partners breaches or terminates its agreement with us, or otherwise fails to conduct its collaborative activities in a timely manner

         - the development or commercialization of any drug candidate or research program under these collaborative agreements may be delayed,

         - we may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional resources to such development or commercialization, or

         -    such development or commercialization could be terminated.

         Any such event could materially adversely affect our financial condition, intellectual property position and operations. In addition, there have been a significant number of recent consolidations among pharmaceutical companies. Such consolidations among the companies with which Cubist is collaborating could result in the diminution or termination of, or delays in, the development or commercialization of drug candidates or research programs. Moreover, although each of our collaboration agreements may be extended past its current term, we cannot be sure that these contracts will be extended or renewed, or that any renewal, if made, will be on terms favorable to us.

WE HAVE SIGNIFICANT DEVELOPMENT COSTS AND ARE
UNCERTAIN AS TO THE AVAILABILITY OF FUTURE FUNDING.

         Cubist will require substantial additional funds in order to

         -    finance its drug discovery and development programs,

         -    fund its operating expenses, pursue regulatory clearances,

         -    develop manufacturing, marketing and sales capabilities and

         -    prosecute and defend its intellectual property rights.

         Cubist intends to seek additional funding through public or private financing or other arrangements with collaborative partners. If we raise additional funds by issuing equity securities, further dilution to existing stockholders may result. In addition, as a condition to giving additional funds to Cubist, future investors may demand, and may be granted, rights superior to those of existing stockholders. We cannot be sure, however, that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms.

         If adequate additional funds are not available, Cubist may be required to delay, reduce the scope of or eliminate one or more of its research and development programs. In order to obtain additional funding, Cubist may be required to relinquish rights to certain technologies or drug candidates that we would not otherwise relinquish in order to continue independent operations.

WE HAVE A HISTORY OF LOSSES AND
AN EXPECTATION OF FUTURE LOSSES.

         Cubist has incurred a cumulative net operating loss of approximately $46.5 million through September 30, 1999. These losses have resulted principally from costs incurred in research and development activities related to our efforts to (1) commence clinical trials, (2) develop target assays, (3) acquire and optimize chemical compounds, (4) conduct automated high throughput screening, and (5) from associated administrative costs. Cubist expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase. We expect this increase to be substantially due to expanded research and development efforts, pre-clinical testing and clinical trials and the development of manufacturing, marketing and sales capabilities. In the next few years, Cubist's revenues may be limited to support payments from any collaborative agreements it has established or will establish. We cannot be sure, however, that Cubist will be able to establish any additional collaborative relationships on terms acceptable to Cubist or maintain in effect its current collaborative agreements. Our ability to achieve significant revenue or profitability depends on our and our collaborative partners' ability to

         -    successfully complete the development of drug candidates,

         - develop and obtain patent protection and regulatory approvals for our drug candidates and

         -    to manufacture and commercialize the resulting drugs.

         Cubist will not receive revenues or royalties from commercial sales for a significant number of years, if at all. Our failure to receive significant revenues or achieve profitable operations will impair our ability to sustain operations. We cannot provide assurance that we will ever successfully develop, commercialize, patent, manufacture and market any products, obtain required regulatory approvals or achieve profitability.

UNCERTAINTY OF PATENTS AND PROPRIETARY
RIGHTS COULD EFFECT OUR ABILITY TO COMPETE.

         Cubist's success will depend in part on its ability to obtain United States and foreign patent protection for its drug candidates and processes, preserve its trade secrets, and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions, and the scope of claims made under such patents, are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the named applicants or inventors of the subject matter covered by our patent applications or patents (whether directly owned by us or licensed to us) were the first to invent or the first to file patent applications for such inventions. Third parties may challenge, infringe upon, circumvent or seek to invalidate existing or future patents owned by or licensed to us. A court or other agency with jurisdiction may find our patents unenforceable. Even if we have valid patents, these patents still may not provide sufficient protection against competitive products or other commercially valuable products or processes.

         If a third party claims the same or overlapping subject matter as we have claimed in a United States patent application or patent, then we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine who invented the subject matter first. If we lost such an interference proceeding, then we would be deprived of the patent protection we previously sought or obtained. Indeed, regardless of whether we win or lose in such proceedings, we would still incur substantial costs.

         If our drug candidates or processes are found to infringe upon the patents of others or are found to impermissibly utilize the intellectual property of others, our development, manufacture and sale of our infringing drug candidates could be severely restricted or prohibited. In this case, we may have to obtain licenses from third parties to continue utilizing the patents or proprietary rights of others. Obtaining these licenses may be expensive, if Cubist is able to obtain them at all. If Cubist becomes involved in litigation involving its intellectual property rights or the intellectual property rights of others, the potential costs of such litigation and the potential damages that Cubist could be required to pay could be substantial.

         In addition to patent protection, Cubist relies on trade secrets, proprietary know-how, and confidentiality provisions in agreements with our collaborative partners, employees and consultants to protect our intellectual property. We also rely on invention assignment provisions in agreements with employees and certain consultants. It is possible that these agreements could be breached or that we might not have adequate remedies for any such breaches. Third parties may learn of or independently discover our trade secrets, proprietary know-how and intellectual property, which could have a material adverse effect on our business, financial condition and results of operations.

THERE IS UNCERTAINTY ASSOCIATED
WITH PRE-CLINICAL AND CLINICAL TESTING.

         Before obtaining regulatory approvals for the commercial sale of any of our potential drugs, our drug candidates will be subject to extensive pre-clinical testing and clinical trials to demonstrate their safety and efficacy in humans. Cubist is dependent on its collaborative partners to conduct clinical trials for the drug candidates resulting from the collaborative agreements and may become dependent on other third parties to conduct future clinical trials of its internally developed drug candidates. Cubist has limited experience in conducting pre-clinical testing or clinical trials, and pre-clinical testing or clinical trials have been commenced with respect to only one of our licensed drug candidates (daptomycin) and none of the drug candidates being developed jointly by Cubist and its collaborative partners. Furthermore, we cannot be sure that pre-clinical testing or clinical trials of any drug candidates will demonstrate the safety and efficacy of such drug candidates at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate and would have a material adverse effect on our business, operating results and financial condition.

THERE IS NO ASSURANCE OF
MARKET ACCEPTANCE OF OUR DRUGS.

         We cannot be sure that any drugs successfully developed by us, independently or with our collaborative partners, even if they are approved by the appropriate regulatory agencies, will be accepted by the pharmaceutical market. The anti-infective drugs we are attempting to develop will compete with a number of well-established anti-infective drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs developed by Cubist depends on a number of factors, including

         - the establishment and demonstration by us of the clinical efficacy and safety of our drug candidates,

         -    their potential advantage of our drugs over existing therapies and

         -    the reimbursement policies of government and third-party payors.

         We cannot be sure that physicians, patients or the medical community in general will accept and utilize any drugs we develop.

INTENSE COMPETITION CREATES RISKS.

         The biotechnology and pharmaceutical industries are intensely competitive. Cubist has many competitors both in the United States and abroad, including major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staffs and more effective marketing and manufacturing organizations. Our competitors may succeed in developing or licensing on an exclusive basis technologies and drugs that are more effective or less costly than any which we are currently developing, which could render our technology and future drug products obsolete and noncompetitive. It is possible for our competitors to obtain FDA or other regulatory approvals for drug candidates before we can. In general, companies that begin commercial sale of their drugs before their competitors have a significant competitive advantage in the marketplace, including the ability to obtain certain patent and FDA marketing exclusivity rights that would delay our ability to market certain products. Even if our drugs or drug products are approved for sale, we cannot assure our ability to compete successfully with competitors' existing products or products under development.

OUR DRUG CANDIDATES ARE SUBJECT TO EXTENSIVE
GOVERNMENT REGULATION AND PRODUCT APPROVALS.

         The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products to establish their safety and efficacy. These include lengthy and detailed pre-clinical, laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. All of Cubist's drug candidates will require governmental approvals for commercialization, none of which have been obtained. Pre-clinical testing and clinical trials and manufacturing of our drug candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product. We cannot be sure when Cubist, independently or with its collaborative partners, might submit drug candidates for FDA or other regulatory review. Government regulation also affects the manufacturing and marketing of pharmaceutical products like ours.

         The effect of government regulation may be to

         - delay the marketing of our potential drugs for a considerable or indefinite period of time,

         -    impose costly procedural requirements upon our activities and

         - furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs.

         Delays in obtaining governmental regulatory approval could adversely affect our marketing as well as our ability to generate significant revenues from commercial sales. We cannot be sure that FDA or other regulatory approvals for any drug candidates developed by us will be granted on a timely basis or at all. Moreover, if regulatory approval of a drug candidate is granted, such approval may impose limitations on the indicated use for which the drug may be marketed. Even if initial regulatory approvals for our drug candidates are obtained, Cubist, its drugs and its manufacturing facilities would be subject to continual review and periodic inspection. Later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on such drug or Cubist, including withdrawal of the drug from the market. The FDA stringently applies the regulatory standards. Failure to comply can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

         The FDA has developed two "fast track" policies for certain new drugs (including antibiotics). One policy is for expedited development and review and the other policy is for accelerated approval. The expedited development and review policy applies to new drug therapies that are intended to treat persons with life-threatening and severely debilitating illnesses, especially where no satisfactory alternative therapy exists. The accelerated approval policy applies to certain new drugs that are intended to treat persons with serious or life-threatening illnesses that provide a meaningful therapeutic benefit to patients over existing treatments. We cannot be sure that any drug candidate contemplated by Cubist will qualify for the FDA's various fast track or priority approval policies. Nor can we be sure that such policies will remain as currently implemented by the FDA.

         As with many biotechnology and pharmaceutical companies, Cubist is subject to numerous environmental and safety laws and regulations. Any violation of, and the cost of compliance with, these regulations could materially adversely affect our business, operating results and financial condition. Cubist is subject to periodic inspections and has not received notice of any material violations of any environmental or safety law or regulation.

RAPID TECHNOLOGICAL CHANGE
COULD RENDER PRODUCTS OBSOLETE.

         Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. Cubist expects that the technologies associated with biotechnology research and development will continue along this rapid path. Our success will depend in large part on our ability to maintain a competitive position in the rapidly changing environment. Because of the rapid changes in technology, our compounds, products or processes may become obsolete before we can recover the expenses incurred in developing such compounds, products or processes. We cannot assure that we can maintain our technological competitiveness.

WE DEPEND ON KEY PERSONNEL.

         We believe that our ability to successfully implement our business strategy is highly dependent on our senior management and scientific team, including Dr. Rocklage, our President and Chief Executive Officer. Although Dr. Rocklage has entered into an employment agreement with Cubist, Dr. Rocklage may terminate his employment at any time upon thirty days' written notice. No other senior executive officer or key employee has entered into an employment agreement with Cubist. Losing the services of one or more of these individuals might hinder our ability to achieve our development objectives. We are highly dependent upon our ability to attract and retain qualified scientific and technical personnel. The competition for these employees is intense. We cannot be sure that we will be able to continue to attract and retain the qualified personnel necessary for our business. Loss of the services of, or failure to recruit, key scientific and technical personnel could adversely affect our business, operating results and financial condition.

WE LACK MANUFACTURING, MARKETING
AND SALES CAPABILITY AND EXPERIENCE.

         Cubist depends on third parties to manufacture its product candidates and is aware of only a limited number of manufacturers which it believes has the ability and capability to manufacture its drug candidates for pre-clinical testing and clinical trials. Cubist has an agreement with ACS Dobfar of Milan, Italy for the production of daptomycin for our clinical trials and for any commercial sales. If we were required to transfer manufacturing processes to other third-party manufacturers, we could experience significant delays in supply. If, at any time, we are unable to maintain, develop or contract for manufacturing capabilities on acceptable terms, then our ability to conduct pre-clinical testing and clinical trials with our drug candidates will be adversely affected, resulting in delays in the submission of drug candidates for regulatory approvals. We have no experience in manufacturing and we currently lack the facilities and personnel to manufacture products in accordance with Good Manufacturing Practices as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for pre-clinical testing and clinical trials.

         Cubist has no experience in marketing drugs. Therefore, we have granted marketing rights to our collaborative partners with respect to drugs developed through the collaborative agreements. Cubist may seek to collaborate with a third party to market those drugs for which we retain or license marketing rights or may seek to market and sell those drugs by ourselves. If we seek to collaborate with a third party, we cannot be sure that a collaborative agreement can be reached on terms acceptable to us. If we seek to market and sell our drugs directly, we will need to hire additional personnel skilled in marketing and sales. We cannot be sure that we will be able to acquire, or establish third-party relationships to provide, any or all of these marketing and sales capabilities.

FUTURE REVENUE DEPENDS ON
REIMBURSEMENT AND DRUG PRICING.

         Acceptable levels of reimbursement of the costs of the developing and manufacturing of the drugs and the treatments related to such drugs by government authorities, private health insurers and other organizations, such as HMOs, will have an effect on the successful commercialization of, and attracting collaborative partners to invest in, the development of Cubist's drug. We cannot be sure that reimbursement in the United States or elsewhere will be available for any drugs we may develop or, if already available, will not be decreased in the future. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drugs. Such reduction in demand would adversely affect our business. If reimbursement is not available or is available only to limited levels, Cubist may not be able to obtain collaborative partners to manufacture and commercialize drugs, and may not be able to obtain a sufficient financial return on its own manufacture and commercialization of any future drugs.

         Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for our pharmaceutical products. The cost cutting measures that health care providers are instituting, and the effect of any health care reform, could materially adversely affect our ability to sell any of its drugs if successfully developed and approved. Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business.

POTENTIAL PRODUCT LIABILITY
AND AVAILABILITY OF INSURANCE.

         The nature of our business exposes Cubist to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. Using our drug candidates in clinical trials may expose us to product liability claims and possible adverse publicity. These risks will expand with respect any drug candidates, if any, that receive regulatory approval for commercial sale. Product liability insurance we have obtained, and additional product liability insurance we will need for the testing and commercialization of other drug candidates, is generally expensive. We cannot be sure that we will be able to maintain or obtain insurance coverage at acceptable costs or in a sufficient amount, or that a product liability claim would not adversely affect our business, operating results or financial condition.

CERTAIN EXISTING STOCKHOLDERS
HOLD A SUBSTANTIAL PORTION OF OUR STOCK.

         Cubist's officers, directors and principal stockholders own or control approximately 22.2% of the outstanding common stock. As a result, these stockholders, acting together, will have the ability to control most matters requiring approval by the stockholders.

POTENTIAL ANTI-TAKEOVER EFFECT OF
CERTAIN CHARTER AND BY-LAW PROVISIONS.

         Pursuant to Cubist's corporate governing documents, special meetings of stockholders may be called only by the Chairman of the Board, the President or a majority of the Board of Directors. In addition, the Board of Directors may issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. Cubist has no present plans to issue any shares of preferred stock. Cubist's governing documents also provide for staggered elections of its Board of Directors and specific procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. In addition, Cubist has instituted a shareholder rights plan commonly known as a poison pill pursuant to which all stockholders have the right to receive additional shares of Cubist common stock to prevent certain changes in control.

         These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Cubist, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. Certain provisions of Delaware law applicable to Cubist could also delay or make more difficult a merger, tender offer or proxy contest involving Cubist, including Section 203 of the Delaware General Corporation Law which prohibits a Delaware corporation from engaging in any business combination with any stockholder owning 15% or more of Cubist's outstanding voting stock for a period of three years from the date a stockholder becomes an interested stockholder unless certain conditions are met. These provisions could also limit the price that investors might be willing to pay in the future for shares of common stock.

WE HAVE NOT DECLARED ANY DIVIDENDS.

         We have never declared or paid cash dividends. We do not intend to declare or pay any cash dividends in the foreseeable future.

                         CUBIST PHARMACEUTICALS, INC.

         Cubist Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on the research, development and commercialization of novel anti-microbial drugs to combat serious life-threatening bacterial and fungal infections. The mailing address and telephone number of Cubist's principal executive office is 24 Emily Street, Cambridge, MA 02139 (617) 576-1999.


                               RECENT DEVELOPMENTS

         On October 15, 1999, Cubist entered into an agreement with the selling stockholders to raise approximately $18.8 million in a private placement of its common stock. At the closing of the private placement held October 21, 1999, upon payment of the $18,774,997.50 purchase price, Cubist issued 2,503,333 shares of common stock to the selling stockholders.


                                 USE OF PROCEEDS

         Cubist will not receive any proceeds from the sale of the shares of common stock offered hereby by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of Cubist's common stock as of November 2, 1999, (unless otherwise noted) by each of the selling stockholders. The selling stockholders covered by this prospectus are persons who received Cubist common stock in connection with (1) the private placement of Cubist's common stock which occurred on September 10, 1998, and/or (2) the private placement of Cubist's common stock which occurred on October 15, 1999.

         1998 Private Placement. Under a Registration Rights Agreement dated September 10, 1998 among Cubist and certain selling stockholders, we agreed to register the Cubist common stock sold to those selling stockholders in the private placement and to use our best efforts to keep the Registration Statement effective for two years, or until all of the shares are sold under the Registration Statement, whichever comes first.

         1999 Private Placement. Under a Registration Rights Agreement dated October 15, 1999 among Cubist and certain selling stockholders, we agreed to register the Cubist common stock sold to those selling stockholders in the private placement and to use our best efforts to keep the Registration Statement effective for two years, or until all of the shares are sold under the Registration Statement, whichever comes first.

         Our registration of the shares of common stock covered by this prospectus does not necessarily mean that the selling stockholders will sell all or any of the shares. The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Cubist or any of its predecessors or affiliates. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of their shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they last provided to Cubist any information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933. Certain selling stockholders have not provided updated information to us regarding the shares of common stock beneficially owned by them.

                                                                    Shares                 Number                 Shares
                                                               Beneficially Owned         of Shares           Beneficially Owned
      Name and Address of Beneficial Owner                    Prior to Offering (1)      Being Offered        After Offering(1)
      ------------------------------------                    ---------------------      -------------      --------------------
                                                                                                             Number      Percent
                                                                                                            ---------   --------

       SOFINOV SOCIETE FINANCIERE D'INNOVATION INC.               2,997,335 (2)           2,997,335 (2)         -0-        *
       1981 Avenue McGill College
       7e etage
       Montreal, Quebec  H3A 3C7

       Entities Affiliated with:                                    732,143 (3)              500,001 (3)       232,142     1.1%
       ADVENT INTERNATIONAL CORPORATION
       c/o Advent International Corporation
       75 State Street
       Boston, MA  02109

       BIOCAPITAL INVESTMENTS LIMITED PARTNERSHIP                   225,000 (4)              225,000 (4)        -0-        *
       3690, rue de la Montague
       Montreal, H3G 248  CANADA

       SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.                 178,334 (5)              178,334 (5)        -0-        *
       153 East 53rd Street
       New York, NY  10022

       SPECIAL SITUATIONS FUND III, L.P.                            344,334 (6)              344,334 (6)        -0-        *
       153 East 53rd Street
       New York, NY  10022

       SPECIAL SITUATIONS CAYMAN FUND, L.P.                         110,778 (7)              110,778 (7)        -0-        *
       153 East 53rd Street
       New York, NY  10022

       INTERNATIONAL BIOTECHNOLOGY TRUST plc(8)                   1,199,661 (9)            1,121,884 (9)        77,777     *
       c/o Rothschild Asset Management
       Five Arrows House
       St. Swithin's Lane
       London, EC4N N8R  ENGLAND


                                                           Shares                 Number                  Shares
                                                       Beneficially Owned        of Shares          Beneficially Owned
      Name and Address of Beneficial Owner            Prior to Offering (1)     Being Offered        After Offering(1)
      ------------------------------------            ---------------------     -------------      --------------------
                                                                                                     Number    Percent
                                                                                                   ---------   --------

Entities Affiliated with:                                1,952,839 (10)         1,163,268 (11)       790,571     3.8%
H & Q CAPITAL MANAGEMENT, INC.
50 Rowes Wharf
Boston, MA  02110-3328

CPR (USA) INC.                                              40,000 (12)            40,000 (12)          -0-       *
c/o Liberty View Capital
101 Hudson Street, Suite 3700
Jersey City, NJ  07302

NEW YORK LIFE INSURANCE COMPANY                          1,150,832 (13)         1,150,832 (13)          -0-       *
51 Madison Avenue
New York, NY  10010

PORTER PARTNERS, L.P.                                       50,000 (14)            50,000 (14)          -0-       *
100 Shoreline Suite 211B
Mill Valley, CA  94941

MICHAEL T. JACKSON TRUST,                                   63,334 (15)            63,334 (15)          -0-       *
NEW TECHNOLOGIES FUND
c/o Emerging Growth MGMT Co.
One Embarcadero Center, Ste 2410
San Francisco, CA  94111

PAUL R. SCHIMMEL, Ph.D                                     320,465 (16)           285,713 (16)        34,752      *
The Scripps Research Institute
10550 North Torrey Pines Road
La Jolla, CA 92037

DVG DEUTSCHE VERMOGENSBILDUNGSGESELLSCHAFT mbH             500,000                500,000              -0-        *
Feldbergstrasse 22
60323 Frankfurt, Germany

CARDINAL HEALTH PARTNERS, L.P.                           1,422,236 (17)           533,333 (17)       888,903    4.3%
221 Nassau Street
Princeton, NJ 08542

CLARION CAPITAL CORPORATION                                 72,778 (18)(19)        72,778 (18)          -0-       *
11 Old Westbury Road
Old Westbury, New York 11568

CLARION OFFSHORE FUND LTD                                    6,750 (19)             6,750               -0-       *
11 Old Westbury Road
Old Westbury, New York 11568


                                                           Shares                 Number                Shares
                                                       Beneficially Owned        of Shares          Beneficially Owned
      Name and Address of Beneficial Owner            Prior to Offering (1)     Being Offered        After Offering(1)
      ------------------------------------            ---------------------     -------------      --------------------
                                                                                                     Number    Percent
                                                                                                   ---------   --------


CLARION PARTNERS, L.P.                                18,250 (19)                    18,250             -0-          *
11 Old Westbury Road
Old Westbury, NY 11568

MARCUARD COOK & CIE S.A.                              50,000                         50,000             -0-          *
7, Rue Des Alpes
Case Postale 1380
Geneva, Switzerland 1211

DEUTSCHE GESELLSCHAFT FUR WERTPAPIERSPAREN, FRANKFURT 750,000                       500,000           250,000      1.2%
c/o Deutsche Bank, New York
1251 Avenue of the Americas
26th Floor
New York, NY 10020-1104

FIDELITY NATIONAL TITLE INSURANCE COMPANY             25,000                         25,000             -0-          *
3916 State Street
Santa Barbara, CA 93105

WHITNEY PARTNERS, LP                                  50,000                         50,000             -0-          *
17 East Sir Francis Drake Blvd
Suite 100
Larkspur, CA 94939-1727

MERLIN BIOMED, L.P.                                   20,000                         20,000             -0-          *
237 Park Avenue
Suite 801
New York, NY 10017

MERLIN BIOMED INTERNATIONAL, LTD                      10,000                         10,000             -0-          *
237 Park Avenue
Suite 801
New York, NY 10017

B. Metzler seel. Sohn & Co KgaA                       300,000                       300,000             -0-          *
(a.k.a METZLER  INVESTMENTS)
c/o Brown Brothers Harriman & Co.
Attn:  Ralph Firnen/Trade Processing
59 Wall Street
New York, NY  10005-2818

NARRAGANSETT I, L.P.                                  58,500                         58,500             -0-          *
375 Park Avenue
Suite 1407
New York, NY 10152


                                                           Shares                 Number                 Shares
                                                       Beneficially Owned        of Shares          Beneficially Owned
      Name and Address of Beneficial Owner            Prior to Offering (1)     Being Offered       After Offering(1)
      ------------------------------------            ---------------------     -------------      --------------------
                                                                                                    Number      Percent
                                                                                                   ---------   --------


NARRAGANSETT OFFSHORE, LTD                            16,500                         16,500             -0-          *
375 Park Avenue
Suite 1407
New York, NY 10152

RITCHIE CAPITAL INVESTMENTS, LTD                      100,000                       100,000             -0-          *
210 East State Street
Batavia, IL 60510

RAM CAPITAL, LLC                                      100,000                       100,000             -0-          *
210 East State Street
Batavia, IL 60510

VERITAS SG INVESTMENT TRUST GMBH                      100,000                       100,000             -0-          *
Bettinastrasse, 62
Frankfurt, Germany 60325

BANKBOSTON, N.A., TRUSTEE U/I C.P. KNIGHT, JR.        5,000                          5,000              -0-          *
RESIDUARY TRUST
c/o BankBoston
Mail Stop: T - 0405
1 BankBoston Plaza
Providence, RI 02903

GARY ROSENBACH                                        25,000                         25,000             -0-          *
c/o Galleon Capital
135 East 57th Street, 26th Floor
New York, NY 10022

RICHARD H. OSGOOD                                     20,000                         20,000             -0-          *
4 Maritime Plaza
San Francisco, CA 94111-3416

STEPHEN J. MASSOCCA                                   20,000                         20,000             -0-          *
4 Maritime Plaza
San Francisco, CA 94111-3416

HANS KHUNL-BRADY                                      20,000                         20,000             -0-          *
Horlgasse 5
1090 Vienna, Austria



--------------------------------------------------------------------------------
*        Less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of November 2, 1999, (unless otherwise noted) are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(2) Includes 1,111,112 shares of common stock which Sofinov Societe Financiere D'Innovation Inc. has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants.

(3) Includes the ownership by the following venture capital funds managed by Advent International Corporation: 514,778 shares held by Rovent II Limited Partnership, 48,748 shares held by Advent Performance Materials Limited Partnership, 1,950 shares held by Advent International Investors II Limited Partnership and 166,667 shares of common stock which Rovent II Limited Partnership has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants. In its capacity as manager of these funds, Advent International Corporation exercises sole voting and investment power with respect to all shares held by these funds. Advent International Corporation may be deemed to beneficially own all 732,143 shares.

(4) Includes 75,000 shares of common stock which Biocapital Investments Limited Partnership has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants.

(5) Information presented is as of November 9, 1999. Includes 133,334 shares of common stock which Special Situations Private Equity Fund, L.P. has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants.

(6) Information presented is as of November 9, 1999. Includes 233,334 shares of common stock which Special Situations Fund, III, L.P. has the right to acquire within 60 days of November 9, 1999 upon the exercise of common stock purchase warrants.

(7) Information presented is as of November 9, 1999. Includes 77,778 shares of common stock which Special Situations Cayman Fund, L.P. has the right to acquire within 60 days of November 9, 1999 upon the exercise of common stock purchase warrants.

(8) Pursuant to the terms of the Stock Purchase Agreement dated July 18, 1997, by and between Cubist and International Biotechnology Trust plc ("IBT"), IBT has the right to nominate one member of the Board of Directors of the Company. David Martin is IBT's current nominee.

(9)      Information presented is as of November 16, 1999.

(10) Consists of 949,056 shares held by H&Q Healthcare Investors and 671,449 shares held by H&Q Life Sciences Investors. H&Q Capital Management, Inc. is the general partner of H&Q Healthcare Investors and H&Q Life Sciences Investors and as such H&Q Capital Management, Inc. shares voting and investment power with respect to the shares owned by H&Q Healthcare Investors and H&Q Life Sciences Investors. H&Q Capital Management, Inc. may be deemed to beneficially own all of the shares owned by H&Q Healthcare Investors and H&Q Life
         Sciences Investors although H&Q Capital Management, Inc. disclaims beneficial ownership except to the extent of its proportionate partnership interest in each of H&Q Healthcare Investors and H&Q
         Life Sciences Investors. Also includes 200,001 shares of common stock which H&Q Healthcare Investors has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants and 133,333 shares of common stock which H&Q Life Sciences Investors has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants.

(11) Consists of 400,001 shares held by H&Q Healthcare Investors and 266,666 shares held by H&Q Life Sciences Investors. H&Q Capital Management, Inc. is the general partner of H&Q Healthcare Investors and H&Q Life Sciences Investors and as such H&Q Capital Management, Inc. shares voting and investment power with respect to the shares owned by H&Q Healthcare Investors and H&Q Life Sciences Investors. H&Q Capital Management, Inc. may be deemed to beneficially own all of the shares owned by H&Q Healthcare Investors and H&Q Life
         Sciences Investors although H&Q Capital Management, Inc. disclaims beneficial ownership except to the extent of its proportionate partnership interest in each of H&Q Healthcare Investors and H&Q
         Life Sciences Investors. Also includes 200,001 shares of common stock which H&Q Healthcare Investors has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants and 133,333 shares of common stock which H&Q Life Sciences Investors has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants.

(12) Consists of 40,000 shares of common stock which CPR (USA) Inc. has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants.

(13) Includes 444,444 shares of common stock which New York Life Insurance Company has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants.

(14) Consists of 50,000 shares of common stock which Porter Partners, L.P. has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants.

(15) Consists of 63,334 shares of common stock which Michael T. Jackson Trust, New Technologies Fund has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants.

(16) Includes 24,752 shares of common stock which Dr. Schimmel has the right to acquire within 60 days of November 2, 1999 upon the exercise of stock options and warrants, and 65,714 shares held by the Paul R. Schimmel Profit-Sharing Plan. Dr. Schimmel is a director of the Company.

(17) Includes the ownership of the following entities and individuals affiliated with Cardinal Health Partners, 533,333 shares of common stock held by Cardinal Health Partners, L.P., 843,497 shares of common stock held by DSV Partners IV L.P., 33,021 shares held by John K. Clarke and 8,054 shares Mr. Clarke has the right to acquire within 60 days of November 2, 1999 upon exercise of options, and 4,331 shares held by John J. Park. Mr. John K. Clarke is the
         Chairman of the Board of Directors of Cubist. The voting and investment power for the shares held by Cardinal Health Partners, L.P. is shared by John K. Clarke, Brandon H. Hull and John J. Park, all General Partners of Cardinal Health Partners, L.P. The voting and investment power for the shares held by DSV Partners is shared by John K. Clarke, John J. Park, Morton Collins and James Bergman, all General Partners of DSV Partners IV. The voting and investment power for the shares held by John. K. Clarke is held solely by Mr. Clarke. The voting and investment power for the shares held by John J. Park is held solely by Mr. Park. Both Mr. Clarke and Mr. Park are also General Partners of Cardinal Health Partners, L.P.

(18) Includes 47,778 shares of common stock which Clarion Capital Corporation has the right to acquire within 60 days of November 2, 1999 upon the exercise of common stock purchase warrants.

(19) Morton A. Cohen has sole voting and investment power for each of Clarion Capital Corporation, Clarion Offshore Fund Ltd and Clarion Partners, L.P. Mr. Cohen is Chairman of Clarion Capital Corporation and the investment manager for Clarion Offshore Fund Ltd and Clarion Partners, L.P.

                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders or their donees, transferees and other successors in interest in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The shares of common stock may be sold in one or more of the following transactions:

         - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market,

         -    in the over-the-counter market,

         -    in private transactions,

         -    through options, or

         -    a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. The supplement will set forth the aggregate number of shares of common stock being offered and the terms of such offering, including the name or names of the broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through broker/dealers or agents. The selling stockholders and any broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market-making activities with respect to our common stock for a specified period prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act and the rules and regulations promulgated under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration will be paid by Cubist. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                  LEGAL MATTERS

         Bingham Dana LLP, Boston, Massachusetts has given its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable. Justin P. Morreale, a partner at Bingham Dana LLP, is the Secretary of Cubist.


                                     EXPERTS

         The Financial Statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR
OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR
ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY
UNAUTHORIZED INFORMATION. NEITHER THIS PROSPECTUS NOR                                10,809,702 Shares
ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY OF THESE
SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR
SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT
TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES,
CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY
CHANGE IN THE AFFAIRS OF CUBIST SINCE THE DATE OF THIS
PROSPECTUS.                                                                      Cubist Pharmaceuticals, Inc.


                                                                                         Common Stock




                                                                                      -------------------

         TABLE OF CONTENTS                                                                PROSPECTUS
-------------------------------------
                                 Page                                                  November 16, 1999
Where You Can Get More
Information..................      2
                                                                                      -------------------
Certain Information We are
Incorporating by Reference...      2

Forward Looking Statements...      3

Risk Factors.................      3

Cubist Pharmaceuticals, Inc..     12

Recent Developments..........     12

Use of Proceeds..............     12

Selling stockholders.........     12

Plan of Distribution.........     19

Legal Matters................     20

Experts......................     20


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):




SEC Registration Fee.......................................................................           $ 5,806.81
Nasdaq National Market Listing Fees........................................................           $17,500
Legal Fees and Expenses....................................................................             5,000
Accountants' Fees and Expenses.............................................................             3,000
Miscellaneous Costs........................................................................             2,000
                                                                                                       ---------
      Total................................................................................           $33,306.81



         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

         The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibit 3.3 and 3.4, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

         The Registration Rights Agreement, dated as of October 15, 1999, provides for indemnification by the Registrant of each of the selling stockholders against certain liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or otherwise, and provides for indemnification by the selling stockholders of the Registrant and its directors, its officers and certain control persons against certain liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or otherwise.

ITEM 16. EXHIBITS


EXHIBITS

 3.1          Restated Certificate of Incorporation of Cubist
              (incorporated by reference to Exhibit 3 to Cubist's Quarterly
              Report on Form 10-Q filed on August 12, 1999)
              (File no. 000-21379).
 3.2          Amended and Restated By-Laws of the Registrant, as amended to date (incorporated by reference to Exhibit 3.4 to Cubist's
              Registration Statement on Form S-1) (Registration No. 333-6795).
 4.1          Specimen certificate for shares of common stock (incorporated by reference to Exhibit 3.4 to Cubist's Registration Statement on Form S-1 (Registration No. 333-6795).
 4.2          Rights Agreement dated as of July 21, 1999 between Cubist and
              BankBoston, N.A. as Rights Agent (incorporated by reference to
              Exhibit 99.1 to Cubist's Report on Form 8-K filed on July 30,
              1999) (File No. 000-21379).
*5            Opinion of Bingham Dana LLP
*23.1         Consent of Bingham Dana LLP (included in Exhibit 5 previously filed)
23.2          Consent of PricewaterhouseCoopers LLP
*24.1         Power of Attorney

              * Previously filed

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Cubist Pharmaceuticals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/A and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 16th day of November, 1999.

                          CUBIST PHARMACEUTICALS, INC.

                          By: /s/ Scott M. Rocklage
                             -------------------------------------
                             Scott M. Rocklage
                             PRESIDENT AND CHIEF EXECUTIVE OFFICER


                          POWER OF ATTORNEY

         Each person whose signature appears below hereby appoint each of Scott
M. Rocklage and Thomas A. Shea severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


                     Signature                                                Title                           Date
                     ---------                                                -----                           ----

/s/ Scott M. Rocklage                          President, Chief Executive Officer and Director           November 16, 1999
-----------------------------                  (Principal Executive Officer)
Scott M. Rocklage

/s/ Thomas A. Shea                             Vice President and Chief Financial Officer                November 16, 1999
-----------------------------                  (Principal Financial and Accounting Officer)
Thomas A. Shea

            *                                  Chairman of the Board of Directors                        November 16, 1999
-----------------------------
John K. Clarke

            *                                  Director                                                  November 16, 1999
-----------------------------
Barry M. Bloom

            *                                  Director                                                  November 16, 1999
-----------------------------
George Conrades

            *                                  Director                                                  November 16, 1999
-----------------------------
Trudy Resch

            *                                  Director                                                  November 16, 1999
-----------------------------
David Martin


                     Signature                                                Title                           Date
                     ---------                                                -----                           ----


           *                                   Director                                                  November 16, 1999
-----------------------------
Walter Maupay

           *                                   Director                                                  November 16, 1999
-----------------------------
Paul R. Schimmel

           *                                   Director                                                  November 16, 1999
-----------------------------
John Zabriskie

*By: /s/ Thomas A. Shea                     November 16, 1999
     ------------------------
Thomas A. Shea,
Attorney-in-Fact


                                  EXHIBIT INDEX


 EXHIBITS

  3.1         Restated Certificate of Incorporation of the Registrant
              (incorporated by reference to Exhibit 3 to Cubist's Quarterly
              Report on Form 10-Q filed on August 12, 1999)
              (File no. 000-21379).
  3.2         Amended and Restated By-Laws of the Registrant, as amended to date (incorporated by reference to Exhibit 3.4 to Cubist's
              Registration Statement on Form S-1) (Registration No. 333-6795).
  4.1         Specimen certificate for shares of common stock (incorporated by reference to Exhibit 3.4 to Cubist's Registration Statement on Form S-1 (Registration No. 333-6795).
  4.2         Rights Agreement dated as of July 21, 1999 between Cubist and
              BankBoston, N.A. as Rights Agent (incorporated by reference to
              Exhibit 99.1 to Cubist's Report on Form 8-K filed on July 30,
              1999) (File No. 000-21379).
* 5           Opinion of Bingham Dana LLP
*23.1         Consent of Bingham Dana LLP (included in Exhibit 5 previously filed)
 23.2         Consent of PricewaterhouseCoopers LLP
*24.1         Power of Attorney.

              * Previously Filed


-----------